Exhibit 99.1
Audit Committee Letter

March 19, 2025

The Audit Committee of the Board of Directors of the Federal Home Loan Bank of Cincinnati (FHLB) at year-end 2024 was composed of six Directors, two who represent the public sector and four who represent industry members. The members of the Audit Committee at year-end 2024 were Brady T. Burt, Chair; Roy Molitor Ford, Jr.; Kathleen A. Rogers; Leslie Scott Spivey; Nancy E. Uridil; and H. McCall Wilson, Jr.

The 2025 Audit Committee is comprised of six Directors, two who represent the public sector and four who represent industry members. The FHLB applied the New York Stock Exchange definition of “independence” and concluded that each of the Directors on the Audit Committee, during 2024 and currently, is not independent as they are executive officers or directors of member institutions that do business with the FHLB, except Directors Uridil (2024), Spivey, and Collins (2025), who do not serve as officers or directors of an FHLB member. Both the 2024 and 2025 Audit Committee members are independent, as defined by the Federal Housing Finance Agency. For further discussion about the Board of Director's analysis of director independence under the New York Stock Exchange rules, see Item 13. Certain Relationships and Related Transactions, and Director Independence of the FHLB’s Annual Report on Form 10-K.

The Audit Committee is governed by a written charter that is posted on the FHLB’s website at www.fhlbcin.com. The Audit Committee is directly responsible for the appointment and oversight of our independent auditors, PricewaterhouseCoopers LLP (PwC); including review of their qualifications, independence, and performance. Among other duties, the Audit Committee also oversees:
•the integrity of the FHLB’s financial statements, accounting policies, and financial reporting and disclosure practices;
•the adequacy of the internal control system of the FHLB;
•the programs, policies, and systems of the FHLB designed to ensure compliance with applicable laws, regulations, other legal and regulatory requirements, and policies;
•independent auditor's qualifications and independence;
•performance of the internal audit function; and
•performance of the independent auditor.

The FHLB is one of 11 district Federal Home Loan Banks (FHLBanks) that together with the Office of Finance (OF), comprise the Federal Home Loan Bank System (System). The System collaborates in selecting, setting the compensation of, and evaluating the performance of the independent auditor; but the responsibility for the appointment and oversight of the independent auditor remains solely with the audit committees of each FHLBank and the OF.

PwC has been the independent auditor for the System and the FHLB since 1990. The FHLB’s Audit Committee engages in an evaluation of the independent auditor annually. In connection with the appointment of the independent auditor, the Audit Committee’s evaluation included consultation with the audit committees of the other FHLBanks and the OF. Specific considerations included:
•an analysis of the risks and benefits of retaining the same firm as independent auditor, including consideration of:
◦PwC engagement audit partner, engagement quality review partner and audit team rotation;
◦PwC’s tenure as independent auditor for the System;
◦benefits associated with engaging a different firm as independent auditor; and
◦potential disruption and risks associated with changing the independent auditor.
•PwC’s depth and breadth of understanding of our business, operations, and accounting policies and practices;
•PwC’s historical and recent performance on the audits of the System, including the results of an internal survey of PwC service and quality;
•an analysis of PwC’s known legal risks and significant proceedings;
•external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) audit quality inspection reports on PwC and its peer firms as well as metrics indicative of audit quality; and
•the appropriateness of PwC’s fees on both an absolute basis and compared to its peer firms.

Based on its reviews discussed above, the Audit Committee recommended to the Board of Directors the appointment of PwC as the FHLB's independent registered public accounting firm for 2025.

The Audit Committee met on 11 occasions to satisfy its responsibilities during 2024 in compliance with the charter and met separately with the Chief Audit Executive and PwC. In fulfilling its responsibilities under its charter, the Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with PwC the matters required to be discussed by applicable PCAOB standards. Additionally, the Audit Committee also received the written disclosures and the letter from PwC required by PCAOB standards and discussed with the auditors the Firm's independence.

Based on the review and discussions referred to above, the current members of the Audit Committee recommended to the Board of Directors that the FHLB’s audited financial statements for the fiscal year ended December 31, 2024, be included in the FHLB’s annual report on Form 10-K filed with the Securities and Exchange Commission.

Brady T. Burt, Chair
Susan E. Collins
Roy Molitor Ford, Jr.
Kathleen A. Rogers
Leslie Scott Spivey
H. McCall Wilson, Jr.